Exhibit 5.2

May 16, 2011

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by The Gymboree Corporation, a Delaware corporation (the “Issuer”), and certain subsidiaries of the Issuer (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $400,000,000 aggregate principal amount of 9.125% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 9.125% Senior Notes due 2018 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of November 23, 2010 (the “Base Indenture”), by and between the Issuer (as successor to Giraffe Acquisition Corporation) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of November 23, 2010 (the “Supplemental Indenture”), by and among the Issuer, the Guarantors party thereto from time to time and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

We have acted as counsel to the Issuer with respect to its subsidiary, Gym-Card, LLC, a Virginia limited liability company (the “Company”) and one of the Guarantors, in connection with the Indenture.

In connection with this opinion, we have examined the Indenture, which is being filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records as we have deemed appropriate in order to enable us to render the opinions set forth herein. In such examination, we have assumed, without inquiry or investigation, (i) the legal capacity of each natural person, (ii) the authenticity of original documents and the genuineness of all signatures, (iii) the conformity to the originals of all documents submitted to us as copies, (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (vi) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

The Gymboree Corporation

May 16, 2011

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Company has been formed and is existing and in good standing under the laws of the Commonwealth of Virginia, has the limited liability company power to perform its obligations under the Guarantees, and has taken all limited liability company action to authorize its performance of the Guarantees.

With respect to our opinion that the Company has been formed and is existing and in good standing under the laws of the Commonwealth of Virginia, we have relied exclusively on a certificate of the Virginia State Corporation Commission dated May 9, 2011, which with your permission we assume remains accurate as of the date hereof.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity. This opinion letter is based, as to matters of law, solely on such internal law of the Commonwealth of Virginia (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of such jurisdiction) that, in our experience, is normally applicable to a transaction of the type contemplated by the Indenture and to the parties thereto; we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Ropes & Gray LLP may rely on this opinion in connection with delivering an opinion regarding the Exchange Offer.

Very truly yours,

/s/ Holland & Knight LLP

Holland & Knight LLP